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                                                               EXHIBIT (a)(1)(D)


                          MALCON PROXY ADVISORS, INC.
                               130 WILLIAM STREET
                                    4TH FLOOR
                               NEW YORK, NY 10038


                          DOCUMENT SCIENCES CORPORATION

                           OFFER TO PURCHASE FOR CASH

                   UP TO 6,000,000 SHARES OF ITS COMMON STOCK

                                       AT

                     A PURCHASE PRICE OF $2.00 NET PER SHARE


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   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
   CALIFORNIA TIME, ON FRIDAY, MARCH 23, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                               February 16, 2001

To  Brokers, Dealers, Commercial Banks,
    Trust Companies and Nominees:

        We are enclosing herewith the material listed below relating to the offer by Document Sciences Corporation, a Delaware corporation, to purchase up to 6,000,000 shares of its outstanding common stock, par value $0.001 per share (the "Shares"), for cash at $2.00 per Share, net to the seller, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 16, 2001, and in the related Letter of Transmittal (which together constitute the "Offer"). Document Sciences may elect, but is not obligated, to purchase additional Shares pursuant to the Offer. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED.

        We have been engaged by Document Sciences as the Information Agent with respect to the Offer. We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions (other than fees to the Information Agent and the Depositary as described in the Offer) will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Document Sciences will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stockholder will be required to pay transfer taxes on the transfer to Document Sciences of Shares purchased pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        For your information and for forwarding to your clients we are enclosing the following documents:

        (1) Offer to Purchase dated February 16, 2001;

        (2) Specimen Letter of Transmittal to be used by holders of Shares to tender Shares and for the information of your clients;



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        (3)    Form of Notice of Guaranteed Delivery;

        (4) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

        (5) Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

        (6) Return envelope addressed to U.S. Stock Transfer Corporation, the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CALIFORNIA TIME, ON FRIDAY, MARCH 23, 2001, UNLESS EXTENDED.

        Your communications to stockholders with respect to the Offer will constitute your representation to Document Sciences that: (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; (ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by Document Sciences.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        Additional copies of the enclosed material may be obtained from the undersigned. Any questions you may have with respect to the Offer should be directed to us at (800) 475-9320 (call toll free).

                                        Very truly yours,


                                        MalCon Proxy Advisors, Inc.



        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF DOCUMENT SCIENCES, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.




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